 Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Document Number
201000890325-00
Filing Date and Time:
11/29/2010 4:25 PM
Entity Number
E0305822007-7
In the Office of
Dean Heller
Secretary of State
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

Global Risk Management & Investigative Solutions

2. The articles have been amended as follows (provide article numbers, if available):

Article I – Name of Corporation to change name to “Guardian 8 Holdings”.

Article VI – Capital Stock to add new Section 5 to reflect 1 for 4.4 reverse stock split.

Addition of new Article XII – Transactions with Stockholders to opt out of NRS Sections 78.378 to 78.3793 and 78.411 through 78.444

Full text of Amendments are attached.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

81%

4.  Effective date of filing (optional):

5.  Officer Signature (required)

 /s/ Steve Cochennet
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Amendment to Articles of Incorporation of Global Risk Management & Investigative Solutions

Article I - NAME OF CORPORATION

The exact name of this corporation shall be:

GUARDIAN 8 HOLDINGS

Article VI - CAPITAL STOCK

Section 5. Reverse Stock Split. Effective upon the filing of this Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), the shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), will be automatically reclassified as and combined into shares of Common Stock (the “New Common Stock”) such that each 4.4 shares of Old Common Stock shall be reclassified as and combined into one share of New Common Stock. Notwithstanding the previous sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each fractional share shall be rounded up to the nearest whole share of New Common Stock. Each stock certificate that, immediately prior to the Effective Time represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified as set forth above.

The pre-split shares outstanding are 5,554,110 with a par value of $0.001. The post reverse shares outstanding are 1,262,298, with a par value of $0.001.

Article XII – TRANSACTIONS WITH STOCKHOLDERS

Section 1.                      Control Share Acquisition Exemption. The corporation elects not to be governed by the provisions of NRS.§78.378 to NRS.§78.3793 generally known as the “Control Share Acquisition Statute” under the Nevada Business Corporation Law, which contains a provision governing “Acquisition of Controlling Interest.”

Section 2.                      Combinations With Interested Stockholders. The corporation elects not to be governed by the provisions of NRS §78.411 through NRS §78.444, inclusive, of the Nevada Business Corporation Law.